RETIREMENT RESTORATION PLAN OF CNX RESOURCES CORPORATION
AS AMENDED AND RESTATED EFFECTIVE DECEMBER 2, 2008, AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 28, 2017
Section I.Introduction and Purpose
A.    Introduction
The Retirement Restoration Plan of CNX Resources Corporation (“CONSOL”), amended and restated effective as of December 2, 2008 and as Amended and Restated effective November 28, 2017 (the “Plan”), is an unfunded deferred compensation plan for the benefit of a select group of management or highly compensated employees. Therefore, it is intended that the Plan will be exempt from Parts 2, 3, and 4 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan was frozen as of December 31, 2006.
Pursuant to that certain Separation and Distribution Agreement entered into by and between CONSOL Energy Inc. (now known as CNX Resources Corporation, EIN 51-0337383) (the "Company") and CONSOL Mining Corporation (now known as CONSOL Energy Inc., EIN 82-1954058) ("Mining"), dated as of November 28, 2017 (the "Separation and Distribution Agreement"), the Coal Business of the Company was separated from the Company and spun-off to Mining. In addition, pursuant to the Separation and Distribution Agreement, the Employee Matters Agreement by and between the Company and Mining, dated November 28, 2017, and related ancillary agreements (the "Transaction Agreements"), the account balances and accrued benefits of certain CoalCo Group Employees and Former CoalCo Group Employees (as such terms are defined in the Employee Matters Agreement) and their respective beneficiaries and/or alternate payees, and such other transferred employees for whom Mining expressly agreed under the Transaction Agreements to assume such obligations, if any, under the Plan, as amended were spun-off and transferred to Mining, a conclusive list of which is maintained by the Investment Committee (the "Transferred Obligations").
B.    Purpose
1.    Retirement Restoration Benefit feature: The purpose of this feature of the Plan is to provide each member of the CONSOL Energy Inc. Employee Retirement Plan (“Retirement Plan”) all benefits otherwise payable in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 3.1 of the Retirement Plan.
2.    Retirement Restoration Compensation feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who was a participant in the Incentive Compensation Plan of Conoco Inc. under which awards were granted on and after January 1, 1981, and the Incentive Compensation Plan of E. I. du Pont de Nemours and Company, and the Incentive Compensation Plan of CNX Resources Corporation and such other Incentive Plan (“ICP Plan”) as may from time to time be in effect in substitution therefor and in which members of the Retirement Plan shall participate, all benefits to which the participant would be entitled compensation, as defined in the Retirement Plan, included the annual awards

(or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such awards) granted to the member under the ICP Plan then in effect.
3.    Retirement Restoration Enhancement feature: The purpose of this feature of the Plan is to provide each member of the Retirement Plan who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for retirement enhancement by the President and Chief Executive Officer of CNX Resources Corporation or a person to whom he delegates this authority, retirement benefits provided for in the Retirement Plan under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date.
Section II.    Eligibility for Benefits and Amounts of Benefits
Eligibility in this Plan is limited to individuals who meet the definition of “Member” as set forth in Section 10A.12 of the Retirement Plan or “Active Member” as set forth in Section 11A.4 of the Retirement Plan. Notwithstanding anything to the contrary contained herein, no individual who became a “Member” as set forth in Section 11A.15 of the Retirement Plan as a result of the merger of the Rochester & Pittsburgh Coal Company Pension Plan into the Retirement Plan, effective December 31, 1998, shall be entitled to any benefit under this Plan if such individual was not an employee of CNX Resources Corporation on December 31, 1998.
Notwithstanding any provision of this Plan to the contrary, effective as of November 28, 2017, Participant shall not include any individuals for whom the Company transferred and Mining assumed the Transferred Obligations, such persons having no benefits payable under this Plan.
A.    Retirement Restoration Benefit feature: All members of the Retirement Plan who would otherwise be entitled to benefits from the Retirement Plan in accordance with the terms thereof, but for the limitation on maximum benefits set forth in Section 3.1 of the Retirement Plan and the limitation on the amount of compensation taken into consideration set forth in Section 10A.6(e), 10E.2(a), 10E.2(f), 10G.2(d) and 11A.9 of the Retirement Plan, shall be paid such benefits under this feature.
B.    Retirement Restoration Compensation feature: All members of the Retirement Plan, who are entitled to benefits from the Retirement Plan in accordance with the terms thereof, shall be paid benefits under this feature in an amount equal to the amount of benefits which would have been paid to the members pursuant to Section 10 and/or Section 11, if applicable, of the Retirement Plan if compensation, as defined in Section 10A.6(a), included the annual awards (or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such award(s) granted to members on or after January 1, 1981, under the ICP Plan(s). Anything to the contrary notwithstanding, all members of the Retirement Plan who would otherwise be entitled to benefits from this Plan, pursuant to the preceding sentence, shall be paid such benefits only to the extent that compensation, as defined in Section 10A.6 of the Retirement Plan, does not include the annual awards (or in the case of a member of the Retirement Plan who did not have an Hour of Service on or after April 1, 1995, one-half of such awards) granted to members on or after January 1, 1981, under the ICP Plan(s).
C.    Retirement Restoration Enhancement feature: Each member of the Retirement Plan, who was not eligible for benefits under the Temporary Retirement/Termination Incentive Program due to salary grade and who is approved for Retirement Enhancement by the President and Chief Executive Officer of CNX Resources Corporation or a person to whom he delegates this authority, shall be paid benefits under this feature that would have been paid pursuant to the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan, enhanced under the terms of the Temporary Retirement/Termination Incentive Program, but without the limitations on salary grade and election date, less any benefit payable under the Retirement Plan, the Retirement Restoration Benefit feature of this Plan, and the Retirement Restoration Compensation feature of this Plan.
D.    Notwithstanding anything in this Plan to the contrary, no Member that is employed by CNX Gas Corporation or any of its subsidiaries will be eligible to accrue benefits hereunder after December 31, 2005. Compensation and service after such date will not be counted for purposes of this Plan. The amount of the benefit will be calculated on the freeze date with reference to the amount of benefits under the Qualified Plan on the freeze date.
E.    Notwithstanding anything in this Plan to contrary, no person will become a Member in the Plan after December 31, 2006. In addition, no benefits will accrue to any former or existing Member after December 31, 2006. Compensation and service after such date will not be counted for purposes of this Plan. The amount of the benefit will be calculated on the freeze date with reference to the amount of benefits under the Qualified Plan on the freeze date.
Section III.    Payment of Benefits
A.    This Plan shall be an unfunded Plan, and payments of benefits pursuant to this Plan shall be made from the general assets of CNX Resources Corporation
B.    Benefits paid under this Plan to a participant or designated beneficiary shall be paid in the form of a single life annuity, or in any of the forms detailed in Section 10D.3(a) or 10D.3(b) of the Retirement Plan in an amount actuarially equivalent to such single life annuity. The receipt of benefits may be deferred in accordance with procedures established by the Investment Committee. Elections regarding the form and payment of benefits shall be made independent of any election under the Retirement Plan and in such manner and at such time as the Investment Committee prescribes.
C.    A participant’s benefits under this Plan shall be determined as of the termination of the participant’s employment with CNX Resources Corporation in accordance with the terms of the Plan as in effect at the time such distribution commenced; provided, however, that the provisions of this Section III.C. shall not be construed in any manner to create any additional rights or affect the amount of benefits payable under this Plan to a participant or designated beneficiary, as applicable, and shall not be construed as a limitation on the provisions of

Section III.E. In addition, no benefits are payable under this Plan to any person whose benefits were part of the Transferred Obligations.
D.    Benefits payable under this Plan shall begin to be paid within a reasonable time after the amount of a participant’s benefits pursuant to this Plan has been established. Notwithstanding the preceding sentence, participants who retire pursuant to Section 10E.4(b)(iii) of the Retirement Plan, even if Section 10D.8A were applicable to such participants, cannot begin to receive the benefits payable under this Plan until the end of the first calendar month following age 50.
E.    Notwithstanding the foregoing, in order to comply with Code Section 409A, all distributions of benefits accrued and vested under this Plan as of December 31, 2006 will be paid as a lump sum. Benefits will be paid not later than 30 days following the later to occur of: (i) the end of the month following the month in which the Member turns age 50, or (ii) the end of the month following the month in which the Member incurs a Separation from Service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Qualified Plan), based on the Member’s benefit being initially expressed as a single life annuity payable commencing on the Member’s Normal Retirement Date.
F.    Notwithstanding the foregoing or any Plan provision to the contrary, distributions to Specified Employees upon Separation From Service shall not be made before the date that is 6 months after the date of Separation From Service (or, if earlier, the date of death of the participant). Benefits will be paid in a lump sum following the 6-month delay. This section shall apply only to those benefits to which Code Section 409A has application; for example, it would not apply to any benefits that were earned and vested prior to January 1, 2005 as determined under Code Section 409A and the guidance issued thereunder. For purposes hereof, Specified Employee means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and its Subsidiaries, as defined in the regulations issued under Code Section 409A, as determined in accordance with the procedures established by the Company.
G.    “Separation from Service” shall mean a participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether a participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
Section IV.    Beneficiaries
A.    Beneficiaries under this Plan shall be named in accordance with procedures adopted by the Investment Committee.

B.    Notwithstanding anything to the contrary contained herein or in the Retirement Plan, a participant or beneficiary who is awaiting a lump-sum payment may, until death, change the beneficiary designated to receive benefits under this Plan.
C.    In no event shall any change in beneficiary pursuant to Section IV(b) affect the amount of benefits payable under this Plan.
Section V.    Administration
A.    The Plan shall be administered by the Investment Committee as defined in the CNX Resources Inc. Investment Plan for Salaried Employees.
B.    The Investment Committee shall have the discretionary power to interpret the Plan, establish rules for the administration of the Plan, and make all other determinations necessary or desirable for the Plan’s administration.
C.    The decision of the Investment Committee on any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive and binding on the Company, the Participant and any and all interested parties.
Section VI.    Claims Procedures
A member or beneficiary may claim any benefit to which he or she is entitled under this Plan by a written notice to the Investment Committee. If a claim is denied, it must be denied within 90 calendar days after receipt of the claim and shall be and be contained in a written notice. If additional time is needed to process the claim, the Investment Committee shall provide the member with notice of the extension prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Investment Committee expects to make the benefit determination. Any notice of a denial of benefits shall advise the member of the specific reason or reasons for the denial, the specific provisions of the Plan on which the denial is based, any additional material or information necessary for the member or beneficiary to perfect his or her claim and an explanation of why such material or information is necessary, and the steps which the member must take to have his claim for benefit reviewed.
In the event of a denial or partial denial of such claim, the member or beneficiary may file a written request for a full and fair review of his or her claim by the Investment Committee and submit a written statement regarding issues relative to his or her claim. Such written request for review of his or her claim must be filed with the Investment Committee within sixty (60) calendar days after written notice of the denial or partial denial is received by the member.
Within sixty (60) calendar days following receipt of such review request, the Investment Committee will provide the member or beneficiary with a written notice of its decision after a full and fair hearing of the issue. Such written notice shall set forth the specific reasons and specific Plan provisions on which it based its decision. If additional time is needed to process the claim review, the Investment Committee shall provide the member or beneficiary with notice of the extension prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Investment Committee expects to make the benefit determination.
Within sixty (60) calendar days following receipt of such review request, the Investment Committee will provide the member or beneficiary with a written notice of its decision after a full and fair hearing of the issue. Such written notice shall set forth the specific reasons and specific Plan provisions on which it based its decision. If additional time is needed to process the claim review, the Investment Committee shall provide the member or beneficiary with notice of the extension prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Investment Committee expects to make the benefit determination.
All notices by the Investment Committee denying a claim for benefits and all decisions on requests for a review of the denial of a claim for benefits, shall be written in a manner calculated to be understood by the member or beneficiary filing the claim or requesting the review.
In the event of a denial or partial denial of a member’s or beneficiaries claim upon review, the member beneficiary may commence civil action under ERISA section 502(a) within one hundred and eighty (180) calendar days after written notice of the denial or partial denial is received by the member or beneficiary. If such member or beneficiary fails to bring civil action within the aforementioned one hundred and eighty (180) calendar days, he shall be foreclosed from commencing any civil action at any future date.
Section VII.    Amendment, Suspension, Termination
A.    The Compensation Committee of the Board of Directors of CNX Resources Corporation may, at any time, amend, suspend, or terminate this Plan.
B.    The Compensation Committee of the Board of Directors of CNX Resources Corporation may, at any time, delegate its authority to amend, suspend or terminate the Plan to such officers of CNX Resources Corporation as determined by the Compensation Committee.
Section VIII.    Miscellaneous
A.    The Plan is not a contract of employment, and shall not be construed to confer on any member the right to be retained in the employ of CNX Resources Corporation
B.    CNX Resources Corporation shall have the right to deduct from cash payments to be made under the Plan any required withholding taxes.
C.    The Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

D.    This document and any amendments contain all of the terms and provisions of the entire Plan. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the invalid or illegal provision had never been inserted. CNX Resources Corporation shall have the right to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.
E.    Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with Section 409A, the regulations issued thereunder or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Notwithstanding the foregoing or any provision of the Plan to the contrary, CONSOL may at any time (without the consent of any participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a participant under the Plan. It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Investment Committee (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
F.    Notwithstanding anything to the contrary contained herein and with respect to deferred compensation benefits that were earned and vested under this Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfathered Benefits”), no amendment or modification to the Plan shall be interpreted or construed in a manner, that would cause Grandfathered Benefits payable under the Plan to become subject to Section 409A. The Plan provisions applicable to Grandfathered Benefits shall be administered and interpreted in a manner intended to ensure that Grandfathered Benefits payable under the Plan remain exempt from Section 409A.
CNX RESOURCES CORPORATION

/s/ Stephanie L. Gill
By: Stephanie L. Gill
Title: Vice President, General Counsel and Corporate Secretary